UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: July 28, 2011

(Date of earliest event reported)

MF Global Holdings Ltd.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-33590	98-0551260
(Commission File Number)	(IRS Employer Identification No.)

717 Fifth Avenue New York, New York	10022
(Address of Principal Executive Offices)	(Zip Code)

(212) 589-6200
(Registrant’s Telephone Number, Including Area Code)

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

On July 28, 2011, MF Global Holdings Ltd. publicly announced its earnings for the fiscal quarter ended June 30, 2011. In addition, it disclosed certain recent developments, which are set forth below.

As further described in our Current Report on Form 8-K, filed on July 28, 2011, which is incorporated herein by reference (the “July Current Report”), on July 28, 2011, we announced our results of operations for the fiscal quarter ended June 30, 2011. The following is a summary of our results of operations and should be read in conjunction with the information provided in our July Current Report:

•	Revenue, net of interest and transaction-based expenses (“net revenue”) was $314.5 million for the fiscal quarter ended June 30, 2011, versus $289.4 million for the same period last year.

•

Net income applicable to common shareholders for the fiscal quarter ended June 30, 2011 was $7.7 million, or $0.05 per basic and diluted share, compared with $0.8 million or $0.01 per basic and diluted share for the same period last year.

•

Employee compensation and benefits expense (excluding non-recurring IPO awards) was $171.1 million, or 54.4% of net revenue, for the fiscal quarter ended June 30, 2011, compared with $155.4 million, or 53.7%, for the same period last year.

•	Our non-compensation expenses (which excludes restructuring costs) for the fiscal quarter ended June 30, 2011 was $112.2 million, compared with $91.4 million for the same period last year.

The increase in our net revenue was primarily due to the expansion of client facilitation and principal activities, as reflected in the increase of our Principal Transactions revenue, which increased from $66.3 million for the fiscal quarter ended June 30, 2010, to $116.8 million for the fiscal quarter ended June 30, 2011. The increase in Principal Transactions revenue was driven primarily by an approximate $36.7 million increase in revenue from repurchase transactions accounted for as sales, as well as an approximate $42.6 million increase in revenue from structured equity transactions, but was offset by decreases in revenue in foreign exchange transactions and equities transactions. The increase in net revenue was offset by a decrease in our Commissions revenue, which reflects a change in the mix of activity by our client base during the quarter. Accordingly, although the total volume of executed and/or cleared exchange-traded futures and options transactions increased to 575.1 million contracts during the first fiscal quarter, much of this increase was driven by higher clearing volumes and high-volume, low-margin customers in the European region. Although we generally earn less per contract on clearing transactions than execution transactions, our margins with respect to clearing transactions are higher than our margins with respect to execution transactions. Consequently, over the past several quarters we have focused on increasing the size of our clearing business, and we expect to continue maintaining this emphasis.

Employee compensation and benefits expense increased, consistent with the increase in our net revenue. The slight increase in our employee compensation ratio during our first quarter was attributable to our ongoing recruitment and upgrading of personnel during the quarter. The increase in our non-compensation expenses (which excludes restructuring costs) was primarily driven by three factors: (i) higher communications and technology costs from increased market data research and communications expenses, reflecting increased client trades, as well as the expansion of equities trading in the U.S. and Asia Pacific region; (ii) higher occupancy and equipment costs, primarily from additional leased office space in New York, Tokyo and London, and (iii) and higher professional fees that we paid, primarily from increased consulting fees arising from the ordinary course of business, as well as due to the continued implementation of our strategic plan. As we continue to implement our strategic plan, we will continue to evaluate our businesses, global footprint and the resources we allocate versus the returns we generate on these resources. In connection with the implementation of our strategic plan, and as a result of our continuing evaluation of our businesses, we currently expect to incur future additional restructuring charges of between $15 million to $30 million in the second fiscal quarter, although we can offer no assurance that all of these charges will take place this quarter nor that these charges will be within our estimated range.

We continue to regularly assess our capital structure and opportunities to access the capital markets to reposition or restructure our capital structure by extending the maturities of our outstanding debt, including amounts currently drawn under our liquidity facility. For example, on June 29, 2011, our U.S. broker-dealer closed a new, 364-day, $300 million senior secured committed revolving credit facility with a syndicate of banks. The credit facility can be used for general corporate purposes, which further increases our liquidity. Our management continues to consider the appropriate debt structure, both for our existing business and our future growth, as well as the level of usage of our liquidity facility and the amount of preferred stock and convertible notes that we have outstanding. Factors that our management considers with respect to any repositioning or restructuring include the implementation of our strategic plan, rating agency viewpoints, adequacy of our permanent capital, attaining profitability, and the return on investment for our shareholders. We believe that the proposed issuance of convertible notes, which we announced earlier today, as well as our intention in the near-term, subject to market conditions, to actively pursue opportunities to raise additional capital through the sale of senior unsecured indebtedness, may improve many of the foregoing factors.

Item 8.01.	Other Events.

The Company’s financial results for the fiscal quarter ended June 30, 2011 were announced and are set forth in Exhibit 99.1 of this Current Report, which is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits

(a)	None.
(b)	None.
(c)	None.
(d)	Exhibit 99.1: Financial results for the fiscal quarter ended June 30, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MF GLOBAL HOLDINGS LTD.

Date: July 28, 2011	By:	/s/ Henri J. Steenkamp

Henri J. Steenkamp Chief Financial Officer